EXHIBIT 2.1

                                                                  EXECUTION COPY
                                                                  --------------










                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        MARSH & McLENNAN COMPANIES, INC.,

                               KING MERGER CORP.,
      a wholly owned direct subsidiary of Marsh & McLennan Companies, Inc.,

                                       and

                                   KROLL INC.





                                  May 18, 2004




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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ARTICLE I            THE MERGER................................................2

         1.1      The Merger...................................................2
         1.2      Closing; Effective Time......................................2
         1.3      Effects of the Merger........................................2
         1.4      Certificate of Incorporation and Bylaws......................2
         1.5      Directors and Officers of the Surviving Corporation..........2
         1.6      Kroll Stockholders Meeting...................................2
         1.7      Additional Actions...........................................3

ARTICLE II           CONVERSION OF SECURITIES..................................4

         2.1      Effect on Capital Stock......................................4
         2.2      Surrender and Payment........................................5
         2.3      Treatment of Stock Options; Employee Stock Purchase Plan.....7
         2.4      Adjustments to Prevent Dilution..............................8

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF MMC AND MERGER SUB......8

         3.1      Organization and Standing....................................8
         3.2      Corporate Power and Authority................................9
         3.3      Conflicts; Consents and Approval.............................9
         3.4      Brokerage and Finders' Fees.................................10
         3.5      Information Supplied........................................10
         3.6      Available Funds.............................................10
         3.7      Capitalization of Merger Sub................................10
         3.8      Section 203 of the DGCL.....................................10
         3.9      State Takeover Statute......................................10

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF KROLL..................11

         4.1      Organization and Standing...................................11
         4.2      Subsidiaries................................................11
         4.3      Corporate Power and Authority...............................12
         4.4      Capitalization of Kroll.....................................12
         4.5      Conflicts; Consents and Approvals...........................13
         4.6      Brokerage and Finders' Fees; Expenses.......................14
         4.7      Kroll SEC Documents.........................................14
         4.8      Undisclosed Liabilities.....................................15
         4.9      Information Supplied........................................15
         4.10     Compliance with Law.........................................16


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         4.11     Litigation..................................................16
         4.12     Absence of Certain Changes or Events........................16
         4.13     Taxes.......................................................17
         4.14     Intellectual Property.......................................18
         4.15     Employee Benefit Plans......................................19
         4.16     Contracts; Indebtedness.....................................22
         4.17     Labor Matters...............................................23
         4.18     Customer/Supplier Relationships.............................23
         4.19     Environmental Matters.......................................23
         4.20     Insurance...................................................24
         4.21     Opinion of Financial Advisor................................24
         4.22     Board Recommendation; Required Vote.........................24
         4.23     Section 203 of the DGCL.....................................25

ARTICLE V            COVENANTS OF THE PARTIES.................................25

         5.1      Mutual Covenants............................................25
                      (a)      Reasonable Best Efforts........................25
                      (b)      HSR Act........................................25
                      (c)      Public Announcements...........................26
                      (d)      Conveyance Taxes...............................26
                      (e)      Notice of Certain Events.......................26
         5.2      Covenants of MMC............................................26
                      (a)      Indemnification; Directors' and Officers'
                               Insurance......................................26
                      (b)      Employees and Employee Benefits................27
         5.3      Covenants of Kroll..........................................28
                      (a)      Conduct of Kroll's Operations..................28
                      (b)      Acquisition Proposals..........................30
                      (c)      Third Party Standstill Agreements..............33
                      (d)      Access.........................................33
                      (e)      Termination of Kroll Credit Agreement..........33
                      (f)      Supplemental Indenture.........................34

ARTICLE VI           CONDITIONS TO THE MERGER.................................34

         6.1      Conditions to the Obligations of Each Party.................34
         6.2      Conditions to Obligations of MMC and Merger Sub.............34
         6.3      Conditions to Obligation of Kroll...........................35

ARTICLE VII          TERMINATION; FEES AND EXPENSES...........................35

         7.1      Termination by Mutual Consent...............................35
         7.2      Termination by Either MMC or Kroll..........................35
         7.3      Termination by Kroll........................................36
         7.4      Termination by MMC..........................................36
         7.5      Effect of Termination and Abandonment.......................36
         7.6      Fees and Expenses...........................................37


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ARTICLE VIII         MISCELLANEOUS............................................38

         8.1      Non-Survival of Representations and Warranties..............38
         8.2      Notices.....................................................38
         8.3      Interpretation..............................................39
         8.4      Counterparts................................................40
         8.5      Entire Agreement............................................40
         8.6      Third-Party Beneficiaries...................................40
         8.7      Governing Law...............................................40
         8.8      Consent to Jurisdiction; Venue..............................40
         8.9      Specific Performance........................................41
         8.10     Assignment..................................................41
         8.11     Amendment...................................................41
         8.12     Extension; Waiver...........................................41
         8.13     Severability................................................41

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                     SECTION
------------                                                     -------
1996 Plan......................................................  2.3(a)
1996 Option....................................................  2.3(a)
Acquisition Proposal...........................................  5.3(b)(viii)(A)
Action.........................................................  4.11
Agreement......................................................  Preamble
Applicable Laws................................................  2.2(a)
Appraisal Shares...............................................  2.1(d)
Board..........................................................  Recitals
Capitalization Date............................................  4.4(a)
Certificate....................................................  2.1(b)
Certificate of Merger..........................................  1.2
Closing........................................................  1.2
Closing Date...................................................  1.2
Code...........................................................  2.2(g)
Commission.....................................................  1.6(b)
Controlled Group Liability.....................................  4.15(a)(i)
Confidentiality Agreement......................................  5.3(b)(iii)
Covered Proposal...............................................  7.6(a)(i)
Delaware Secretary of State....................................  1.2
DGCL...........................................................  1.1
Effective Time.................................................  1.2
Environmental Laws.............................................  4.19
Environmental Permit...........................................  4.19
ERISA..........................................................  4.15(a)(ii)
ERISA Affiliate................................................  4.15(a)(iii)
ESPP...........................................................  2.3(b)
Exchange Act...................................................  4.7(a)
Exchange Fund..................................................  2.2(a)
Expenses.......................................................  7.6(b)
Foreign Antitrust Laws.........................................  3.3(d)
GAAP...........................................................  4.7(a)
Governmental Authority.........................................  3.3(d)
Hazardous Materials............................................  4.19
HSR Act........................................................  3.3(d)
Indemnified Person.............................................  5.2(a)(i)
Indenture......................................................  5.3(f)
Intellectual Property Right....................................  4.14(a)(i)
Key Kroll Individual...........................................  5.3(a)(viii)
Kroll..........................................................  Preamble
Kroll Board Recommendation.....................................  4.22
Kroll Bylaws...................................................  1.6(a)
Kroll Certificate..............................................  1.6(a)
Kroll Common Stock.............................................  Recitals


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Kroll Credit Agreement.........................................  5.3(e)
Kroll Disclosure Schedule......................................  4.2
Kroll Employees................................................  5.2(b)(ii)
Kroll Intellectual Property Right..............................  4.14(a)(ii)
Kroll Option...................................................  2.3(a)
Kroll Permits..................................................  4.10
Kroll SEC Documents............................................  4.7(a)
Kroll Stockholders.............................................  1.6(a)
Kroll Stockholders Meeting.....................................  1.6(a)
MMC............................................................  Preamble
Material Adverse Effect........................................  8.3
Material Contracts.............................................  4.16(a)
Merger.........................................................  Recitals
Merger Consideration...........................................  2.1(b)
Merger Sub.....................................................  Preamble
Multiemployer Plan.............................................  4.15(f)
Multiple Employer Plan.........................................  4.15(f)
Paying Agent...................................................  2.2(a)
Participant....................................................  2.3(a)
Person.........................................................  5.3(b)(i)
Plans..........................................................  4.15(a)(iv)
Proxy Statement................................................  1.6(b)
Qualified Plan.................................................  4.15(c)
Representatives................................................  5.3(b)(i)
Section 262....................................................  2.1(b)
Securities Act.................................................  4.7
Stock Plan Termination Date....................................  2.3(b)
subsidiary.....................................................  8.3
Substitute Right...............................................  2.3(a)
Superior Proposal..............................................  5.3(b)(viii)(B)
Superior Proposal Notice.......................................  5.3(b)(iii)
Support Agreement..............................................  Recitals
Surviving Corporation..........................................  1.1
Tax Returns....................................................  4.13(b)
Taxes..........................................................  4.13(c)
Termination Date...............................................  7.2
Termination Fee................................................  7.6(a)
Waiting Period.................................................  5.3(b)(iii)

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 18th day of May, 2004, by and among Marsh & McLennan Companies, Inc., a Delaware corporation ("MMC"), King Merger Corp., a Delaware corporation and a wholly owned subsidiary of MMC ("Merger Sub"), and Kroll Inc., a Delaware corporation ("Kroll").


                                    RECITALS

          WHEREAS, MMC and Kroll desire that MMC combine its businesses with the businesses operated by Kroll through the merger of Merger Sub with and into Kroll, with Kroll as the surviving corporation (the "Merger"), pursuant to which each share of common stock of Kroll, par value $0.01 per share ("Kroll Common Stock") issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Kroll Common Stock owned by MMC, Merger Sub or Kroll (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 8.3)) and other than the Appraisal Shares (as defined in
Section 2.1(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)), all as more fully provided in this Agreement; and

          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to MMC's willingness to enter into this Agreement, MMC and certain Kroll Stockholders (as defined in Section 1.6(a)) are entering into a Support Agreement, of even date herewith, in respect of shares of Kroll Common Stock beneficially owned by such stockholders (the "Support Agreement"); and

          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to MMC's willingness to enter into this Agreement, MMC and certain Kroll executive officers and employees are entering into employment agreement term sheets, of even date herewith; and

          WHEREAS, the board of directors (the "Board") of each of MMC, Merger Sub and Kroll has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective stockholders; and

          WHEREAS, MMC, Merger Sub and Kroll desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, MMC, Merger Sub and Kroll agree as follows:


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                                   ARTICLE I

                                   THE MERGER

          1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Kroll at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Kroll shall continue its existence as a wholly owned subsidiary of MMC under the laws of the State of Delaware. Kroll, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2. CLOSING; EFFECTIVE TIME. A closing (the "Closing") shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, N.Y. 10019, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as MMC and Kroll may agree (such date, the "Closing Date"). As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by MMC and Kroll and specified in the Certificate of Merger (the "Effective Time").

          1.3. EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

          1.4. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation's Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in Merger Sub's Certificate of Incorporation, and (b) Merger Sub's Bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation's Bylaws; in each case, until amended in accordance with the DGCL.

          1.5. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. From and after the Effective Time, the officers of Kroll shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

          1.6.   KROLL STOCKHOLDERS MEETING.

          (a) As promptly as practicable following the date of this Agreement, Kroll shall, in accordance with Applicable Laws (as defined in Section 2.2(a)) and Kroll's Amended


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and Restated Certificate of Incorporation as in effect on the date of this
Agreement (the "Kroll Certificate") and Kroll's Amended and Restated Bylaws as in effect on the date of this Agreement (the "Kroll Bylaws"), duly call, give notice of, convene and hold a meeting of the holders of shares of Kroll Common Stock (the "Kroll Stockholders") to consider and vote upon approval of this Agreement and the Merger (the "Kroll Stockholders Meeting"). Kroll shall ensure that the Kroll Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Kroll in connection with the Kroll Stockholders Meeting are solicited in material compliance with Applicable Laws, other than such non-compliance resulting from the failure of the representation set forth in Section 3.5 to be true and correct.

          (b) Kroll shall promptly prepare and file with the Securities and Exchange Commission (the "Commission") a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") that meets in all material respects the requirements of Applicable Laws to seek the approval of this Agreement and the Merger. Kroll shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the Kroll Stockholders as promptly as reasonably practicable. Kroll shall promptly notify MMC of the receipt of any comments of the Commission with respect to the Proxy Statement and shall provide to MMC copies of any written comments received from the Commission in connection with the Proxy Statement. MMC shall be provided an opportunity to review and comment on all filings with the Commission, including the Proxy Statement, and all mailings to the Kroll Stockholders in connection with the Merger, and Kroll shall give reasonable consideration to all comments proposed by MMC. MMC shall promptly provide any information or responses to comments or other assistance reasonably requested by Kroll or the Commission in connection with the foregoing.

          (c) Subject to the following sentence, the Kroll Board Recommendation (as defined in Section 4.22) shall be included in the Proxy Statement and the Kroll Board shall use its reasonable best efforts to solicit the approval of this Agreement and the Merger by the Kroll Stockholders. In the event that subsequent to the date of this Agreement, the Kroll Board determines after consultation with outside counsel that its fiduciary duties under Applicable Law require it to withdraw, modify or qualify the Kroll Board Recommendation in a manner adverse to MMC, the Kroll Board may so withdraw, modify or qualify the Kroll Board Recommendation; PROVIDED, HOWEVER, that the Kroll Board may not recommend any Acquisition Proposal (as defined in Section 5.3(b)(viii)(A)) (other than this Agreement and the transactions contemplated hereby, including the Merger), except as specifically contemplated by, and in accordance with, Section 5.3(b)(iii); PROVIDED, FURTHER, HOWEVER, that unless this Agreement is theretofore terminated, Kroll shall nevertheless submit this Agreement to the Kroll Stockholders for adoption at the Kroll Stockholders Meeting.

          1.7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Kroll or (b) otherwise carry out the provisions of this Agreement, Kroll and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in


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law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Kroll or otherwise to take any and all such action.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

          2.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of MMC, Merger Sub or Kroll or their respective stockholders:

          (a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

          (b) Subject to the other provisions of this Article II, each share of Kroll Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Kroll Common Stock owned by MMC, Merger Sub or Kroll or any of their respective wholly owned subsidiaries (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and any shares of Kroll Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL ("Section 262"), as provided in Section 2.1(d)) shall be converted into and represent the right to receive $37.00 in cash, without interest (the "Merger Consideration"). At the Effective Time, all shares of Kroll Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Kroll Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (c) Each share of Kroll capital stock held in the treasury of Kroll automatically shall be cancelled and retired and no payment shall be made in respect thereof.

          (d) Notwithstanding anything in this Agreement to the contrary, the shares of Kroll Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Kroll Stockholder that is entitled to demand and properly demands appraisal of shares of Kroll Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but, instead, such Kroll Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights


                                      -4-

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as are granted by Section 262. Notwithstanding the foregoing, if any such Kroll
Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Kroll Stockholder is not entitled to the relief provided by Section 262, then the rights of such Kroll Stockholder under
Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(b) without interest. Kroll shall give prompt notice to MMC of any demands for appraisal of any shares of Kroll Common Stock, and MMC shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Kroll shall not, without the prior written consent of MMC, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          2.2.   SURRENDER AND PAYMENT.

          (a) PAYING AGENT; EXCHANGE FUND. Prior to the Effective Time, for the benefit of the Kroll Stockholders, MMC shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Kroll), a bank or trust company that is reasonably satisfactory to Kroll to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article II from time to time after the Effective Time (the "Paying Agent"). At the Effective Time, MMC shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate Merger Consideration pursuant to Section 2.1(b) (assuming no Appraisal Shares) upon surrender of such Certificates (such cash, the "Exchange Fund"). MMC shall be obligated to, from time to time, deposit any additional funds necessary to pay the aggregate Merger Consideration. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by MMC, on a daily basis. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Kroll Stockholders six months after the date of the mailing required by Section 2.2(b) shall be delivered to MMC, upon demand by MMC, and holders of Certificates that have not theretofore complied with this Section 2.2 shall thereafter look only to MMC for payment of any claim to the Merger Consideration. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section 3.3(d)), in each case, to the extent applicable (collectively, "Applicable Laws"), become the property of MMC, free and clear of all claims or interest of any person previously entitled thereto.

          (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall and MMC shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Kroll Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as MMC may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent


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or to such other agent or agents as may be appointed by MMC, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor the amount of cash into which the shares of Kroll Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 2.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Kroll Common Stock that is not registered in the stock transfer books of Kroll, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 4.13(c)) required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of MMC that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) STOCK TRANSFER BOOKS. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Kroll shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Kroll Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) NO LIABILITY. None of MMC, Merger Sub, Kroll or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed and, if required by MMC or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as MMC or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

          (f) NO FURTHER OWNERSHIP RIGHTS IN KROLL COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Kroll Common Stock represented thereby.

          (g) WITHHOLDING RIGHTS. Each of the Surviving Corporation and MMC shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Kroll Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving


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Corporation, MMC or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Kroll Stockholders in respect of which the deduction and withholding was made by the Surviving Corporation, MMC or the Paying Agent, as the case may be.

          2.3.   TREATMENT OF STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

          (a) At the Effective Time, each option to purchase a share of Kroll Common Stock (a "Kroll Option"), granted under the Kroll stock option plans in effect on the date of this Agreement, or otherwise, that is outstanding immediately prior to the Effective Time (whether or not vested) shall be cancelled immediately prior to the Effective Time and converted into the right to receive, from MMC or the Surviving Corporation, as soon as practicable following the Effective Time (and in any event, no later than 10 days following the Effective Time), an amount in cash (less any applicable withholding taxes) equal to the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Kroll Common Stock subject to such Kroll Option; PROVIDED, HOWEVER, with respect to each Kroll Option issued under the 1996 Kroll Stock Option Plan (the "1996 Plan") to a participant therein (other than a participant entitled to reimbursement for the tax imposed by Section 4999 of the
Code) (a "Participant"), which is subject to adjustment under Section 13.5 of the 1996 Plan (a "1996 Option"), the Committee administering the 1996 Plan will cause such 1996 Option to be cancelled and converted at the Effective Time, if such cancellation and conversion would reduce the payments for such Participant described in Section 280G(b)(2)(A)(i) of the Code below the threshold described in 280G(b)(2)(A)(ii) of the Code, in which case such cancellation and conversion shall be effected to the extent necessary to reduce the payments for such Participant described in Section 280G(b)(2)(A)(i) of the Code to $10,000 (or such lower number as would be obtained if all the 1996 Options were so cancelled and converted) below the threshold described in 280G(b)(2)(A)(ii) of the Code (by first canceling and converting the options which vest furthest from the Effective Time), or as otherwise agreed upon by Kroll, MMC, and such Participant, into the right to receive (a "Substitute Right"), in lieu of the payment described above, when vested in accordance with the vesting schedule applicable to such 1996 Option immediately prior to the Effective Time (based upon the vesting provisions of the 1996 Plan and the applicable option agreements), an amount in cash (less any applicable withholding taxes), from MMC or the Surviving Corporation, equal to the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Kroll Common Stock subject to such 1996 Option, plus interest accrued thereon at an annual money market interest rate compounded quarterly for the period from the Effective Time through the vesting date of such 1996 Option; and provided, further that any Participant who receives Substitute Rights and whose employment is thereafter terminated by Kroll or its successors or affiliates without cause shall be entitled to payment for any unvested portion of such Substitute Rights upon such termination if the Participant would be better off after payment of all taxes (including the tax imposed by Section 4999 of the Code) by receiving such payment than by forfeiting such payment. In making any determinations pursuant to this Section 2.3(a), the Committee will take into account all payments to be made to such holder in connection with the transactions contemplated by this Agreement, and will provide that MMC shall have the right to approve any such determination (which approval shall not be unreasonably withheld). Prior to the Effective Time, Kroll shall take any and all actions necessary to effectuate this Section 2.3(a), including amending the Kroll stock option plans.

          (b) Kroll shall take any and all actions with respect to Kroll's Employee Stock Purchase Plan (the "ESPP") as are necessary to provide that (i) with respect to the Offering Period (as defined in the ESPP) in effect as of the date of this Agreement, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Effective Time (the "Stock Plan Termination Date"); and (iii) if the Offering Period (as defined in the ESPP) in effect as of the date of this Agreement terminates prior to the Stock Plan Termination Date, the ESPP shall be suspended and no new Offering Period will be commenced under the ESPP prior to the termination of this Agreement. Subject to consummation of the Merger, if such Offering Period is still in effect on the Stock Plan Termination Date then on the Stock Plan Termination Date, each purchase right under the ESPP as of the Stock Plan Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Offering Period to the purchase of a number of whole shares of Kroll Common Stock (subject to the provisions of Kroll's ESPP regarding the number of shares purchasable) at an Exercise Price (as defined in the ESPP) per share equal to 85% of the Fair Market Value (as defined in the ESPP) of a share of Kroll Common Stock on the Grant Date (as defined in the ESPP) or on the Stock Plan Termination Date, whichever is lower.

          (c) Kroll shall take any actions reasonably requested by MMC to effectuate the termination of the Kroll Options, it being understood that the intention of the parties is that following the Effective Time no holder of a Kroll Option or any participant in any Plan or other employee benefit arrangement of Kroll shall have any right thereunder to acquire any capital stock (including any "phantom" stock or stock appreciation rights) of Kroll or the Surviving Corporation. Prior to the Effective Time, Kroll shall deliver to the holders of Kroll Options and participants in the ESPP appropriate notices, in form and substance reasonably acceptable to MMC, setting forth such holders' rights pursuant to this Agreement.

          2.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that Kroll changes the number of shares of Kroll Common Stock, or securities convertible or exchangeable into or exercisable for shares of Kroll Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.


                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF MMC AND MERGER SUB

          In order to induce Kroll to enter into this Agreement, MMC and Merger Sub represent and warrant to Kroll that the statements contained in this Article III are true, correct and complete.

          3.1. ORGANIZATION AND STANDING. Each of MMC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of

Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

          3.2. CORPORATE POWER AND AUTHORITY. Each of MMC and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by MMC and Merger Sub have been duly authorized by all necessary corporate action on the part of each of MMC and Merger Sub. No other corporate proceedings on the part of MMC or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of MMC and Merger Sub, and, assuming the due authorization, execution and delivery by Kroll, constitutes a legal, valid and binding obligation of each of Merger Sub and MMC enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

          3.3. CONFLICTS; CONSENTS AND APPROVAL. Neither the execution and delivery of this Agreement by MMC or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of any provision of MMC's Restated Certificate of Incorporation, or MMC's Bylaws, or Merger Sub's Certificate of Incorporation or Merger Sub's Bylaws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MMC or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which MMC or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MMC or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by MMC or any of its subsidiaries with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act") and applicable laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters ("Foreign Antitrust

     Laws"), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws and (iii) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on MMC or Merger Sub.

          3.4. BROKERAGE AND FINDERS' FEES. Except for MMC's obligations to Greenhill & Co., LLC, neither MMC, Merger Sub nor any of their respective directors, officers or employees has incurred or will incur on behalf of MMC or Merger Sub any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement.

          3.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by MMC or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Kroll Stockholders or at the time of the Kroll Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

          3.6. AVAILABLE FUNDS. MMC and Merger Sub (a) will have available to them, as of the Effective Time, all funds necessary for the payment of the Merger Consideration and all of their other obligations under this Agreement, including with respect to the Kroll Options, the ESPP and all fees and expenses related to the Merger and the transactions contemplated by this Agreement and
(b) as of the date hereof, have, or have access to, sufficient funds to satisfy all of their obligations under this Agreement.

          3.7. CAPITALIZATION OF MERGER SUB. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of (a) 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding, and (b) 100 shares of preferred stock, par value $0.01 per share, none of which shares are issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by MMC or a direct or indirect wholly-owned Subsidiary of MMC. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          3.8. SECTION 203 OF THE DGCL. None of MMC, Merger Sub or their respective affiliates constitutes an "interested stockholder" (as defined in Section 203 of the DGCL) with respect to Kroll.

          3.9. STATE TAKEOVER STATUTE. To MMC's knowledge, other than Section 203 of the DGCL, no other state takeover statute is applicable to the Merger.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF KROLL

          In order to induce Merger Sub and MMC to enter into this Agreement, Kroll hereby represents and warrants to MMC and Merger Sub that the statements contained in this Article IV are true, correct and complete.

          4.1. ORGANIZATION AND STANDING. Kroll is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Kroll's subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except for such failures by inactive subsidiaries of Kroll to be in good standing as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Each of Kroll and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Kroll is not in default in the performance, observance or fulfillment of any provision of the Kroll Certificate or the Kroll Bylaws. Kroll has heretofore furnished to MMC complete and correct copies of the Kroll Certificate and the Kroll Bylaws and has furnished, or will furnish promptly after the date hereof, the certificates of incorporation and bylaws or similar organizational documents for each of Kroll's subsidiaries.

          4.2. SUBSIDIARIES. Kroll does not own (other than pursuant to the acquisition of interests after the date hereof as permitted under this Agreement), directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the disclosure schedule delivered by Kroll to MMC and dated the date of this Agreement (the "Kroll Disclosure Schedule"). Except as set forth in Section 4.2 to the Kroll Disclosure Schedule, Kroll is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 4.2 to the Kroll Disclosure Schedule, Kroll owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of Kroll's subsidiaries is duly authorized, validly issued, fully paid and nonassessable (to the extent there is any such concept), and is owned, directly or indirectly, by Kroll (other than directors' qualifying shares of certain foreign subsidiaries) free and clear of all liens, pledges, security interests, claims or other encumbrances other than (a) restrictions imposed by federal and state securities laws and (b) liens incurred in connection with the Kroll Credit Agreement (as defined in Section 5.3(e)), which liens shall be released prior to the Effective Time in accordance with Section 5.3(e). The following information for each of Kroll's subsidiaries is set forth in

Section 4.2 to the Kroll Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Kroll Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Kroll's subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of Kroll's subsidiaries.

          4.3. CORPORATE POWER AND AUTHORITY. Kroll has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement and the transactions contemplated by this Agreement by the Kroll Stockholders, to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by Kroll have been duly authorized by all necessary corporate action on the part of Kroll, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the Kroll Stockholders and no other corporate proceedings on the part of Kroll are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Kroll, and, assuming the due authorization, execution and delivery by MMC and Merger Sub, constitutes the legal, valid and binding obligation of Kroll enforceable against it in accordance with its terms except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principals of equity.

          4.4.   CAPITALIZATION OF KROLL.

          (a) As of May 14, 2004 (the "Capitalization Date"), Kroll's authorized capital stock consisted solely of (i) 100,000,000 shares of Kroll Common Stock, of which (A) 40,198,996 shares were issued and outstanding (including 66,595 shares of unvested restricted stock issued under the Amended and Restated 1998 Stock Incentive Plan), (B) 2,777,777 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (C) below or the shares referred to in clause (D) below), (C) 6,429,326 shares were reserved for issuance upon the exercise of all outstanding Kroll Options, (D) 7,768,864 shares were reserved for issuance upon the exercise of conversion rights pursuant to all outstanding convertible debt instruments of Kroll and its subsidiaries, and (E) 777,307 shares were reserved and available for issuance under the ESPP; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. As of the Capitalization Date, there were outstanding Kroll Options to purchase an aggregate of 6,429,326 shares of Kroll Common Stock. Since the Capitalization Date through the date hereof, (x) no capital stock of Kroll has been issued except pursuant to the exercise or conversion of King Options or convertible securities referred to in this Section 4.4(a) or in Section 4.4 of the KING Disclosure Schedule and (y) no Kroll Options have been granted. As of the date hereof, there are outstanding convertible debt instruments of Kroll convertible into an aggregate maximum of 7,768,864 shares of Kroll Common Stock.

          (b) Other than as set forth in Section 4.4(a) of this Agreement and on Section 4.4 of the Kroll Disclosure Schedule, (i) as of the Capitalization Date there were no outstanding shares of Kroll capital stock or Kroll voting securities, and (ii) there are no outstanding (A) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type to which Kroll is a party relating to the issuance, sale, repurchase or transfer of any securities of Kroll, or (B) securities issued by Kroll that are convertible into or exchangeable for any shares of Kroll capital stock or Kroll voting securities, and neither Kroll nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Kroll or any of its subsidiaries or any of their respective predecessors.

          (c) None of Kroll's subsidiaries owns any capital stock of Kroll. Each outstanding share of Kroll capital stock is, and each share of Kroll capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance in all material respects with United States federal and state securities laws. Section 4.4 to the Kroll Disclosure Schedule states the number of shares of Kroll Common Stock issuable to each holder of Kroll Options as of the Capitalization Date, including the exercise price and whether the Kroll Option is intended to qualify as an "incentive stock option" (within the meaning of Section 422 of the Code).

          4.5. CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of any provision of, the Kroll Certificate or the Kroll Bylaws;

          (b) except as set forth in Section 4.5(b) to the Kroll Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Kroll or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Kroll or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Kroll or any of its subsidiaries or any of their respective properties or assets (assuming receipt of all approvals and consents set forth in Section 4.5(d)); or

          (d) require any action or consent or approval of, or review by, or registration or filing by Kroll or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by Kroll Stockholders, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) registrations or other actions required under United States federal and state securities laws, (iv) consents or approvals of any Governmental Authority or third party set forth in Section 4.5 to the Kroll Disclosure Schedule, and (v) the filing with the Delaware Secretary of State of the Certificate of Merger;

other than in the case of Sections 4.5(b), 4.5(c) and 4.5(d) those exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

          4.6. BROKERAGE AND FINDERS' FEES; EXPENSES. Except for Kroll's obligations to Goldman, Sachs & Co. and Morgan Joseph & Co. Inc. (the amount of such fee owed to each firm by Kroll in connection with the transactions contemplated by this Agreement having been previously disclosed to MMC), neither Kroll nor any director, officer, employee or subsidiary of Kroll, has incurred or will incur on behalf of Kroll or its subsidiaries, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement.

          4.7.   KROLL SEC DOCUMENTS.

          (a) Kroll and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the "Kroll SEC Documents") required to be filed by them since January 1, 2002 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"). The Kroll SEC Documents, including any financial statements or schedules included in the Kroll SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Kroll SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing (and, with respect to clause (i) of this sentence only, only on such date)) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Kroll and its subsidiaries included in the Kroll SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Kroll and its subsidiaries,
(ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Kroll SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and in the case of any Kroll SEC Document amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of Kroll and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Kroll's subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file (i) any form, report or other document with the Commission or The Nasdaq National Market or (ii) any material form, report or other document with any other stock exchange or securities regulatory authority.

          (b) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Kroll SEC Documents filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of Kroll as of, and for, the periods presented in the Kroll SEC Documents. Since August 29, 2002, Kroll's principal executive officer and its principal financial officer have disclosed to Kroll's auditors and the audit committee of the Kroll Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect Kroll's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kroll's internal controls and Kroll has provided to MMC copies of any written materials relating to the foregoing. Kroll has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Kroll required to be included in Kroll's periodic reports under the Exchange Act, is made known to Kroll's principal executive officer and its principal financial officer by others within those entities, and, to the knowledge of Kroll, such disclosure controls and procedures are effective in timely alerting Kroll's principal executive officer and its principal financial officer to such material information required to be included in Kroll's periodic reports required under the Exchange Act. Except as set forth in Section 4.7(b) to the Kroll Disclosure Schedule, there are no outstanding loans made by Kroll or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kroll. Since the enactment of the Sarbanes-Oxley Act of 2002, neither Kroll nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kroll or any of its subsidiaries.

          4.8. UNDISCLOSED LIABILITIES. Except (a) as and to the extent disclosed or reserved against on the balance sheet (including the notes and schedules thereto) of Kroll as of December 31, 2003 or as of March 31, 2004 included in the Kroll SEC Documents, (b) as incurred after March 31, 2004 in the ordinary course of business consistent with prior practice, (c) as set forth in
Section 4.8 to the Kroll Disclosure Schedule or (d) as incurred in connection with this Agreement or the transactions contemplated hereby, neither Kroll nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of Kroll and its subsidiaries (or disclosed in the notes thereto).

          4.9. INFORMATION SUPPLIED. At the date the Proxy Statement is mailed to the Kroll Stockholders and at the time of the Kroll Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Kroll with respect to statements or omissions included in the Proxy Statement based upon information furnished to Kroll by or on behalf of MMC or Merger Sub specifically for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

          4.10. COMPLIANCE WITH LAW. Kroll and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "Kroll Permits"), except (a) as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof or (b) for failures to hold such Kroll Permits that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Kroll and its subsidiaries are in compliance with the terms of the Kroll Permits, except where the failure so to comply would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. The businesses of Kroll and its subsidiaries are not being conducted in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. No investigation or review by any Governmental Authority with respect to Kroll or any of its subsidiaries is, to the knowledge of Kroll, pending or threatened, nor has any Governmental Authority given notice in writing of an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

          4.11. LITIGATION. Except as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof or as set forth in Section
4.11 of the Kroll Disclosure Schedule (a) there is no suit, claim, action, proceeding, hearing, notice of violation or demand letter (an "Action") pending, or to the knowledge of Kroll, threatened, (or to the knowledge of Kroll any pending or threatened investigation) against Kroll or any of its subsidiaries or any executive officer or director of Kroll or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll, and (b) there is no outstanding order, writ, injunction or decree against Kroll or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

          4.12.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Since December 31, 2003, there has not been any Material Adverse Effect on Kroll or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

          (b) Except as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof, or as set forth in Section 4.12 to the Kroll Disclosure Schedule, there has not been any action taken by Kroll or any of its subsidiaries from March 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.3(a)(iv), (v), (viii),
(ix) or (x).

          4.13.  TAXES.

          (a) Kroll and each of its subsidiaries has filed all material Tax Returns (as defined in Section 4.13(b)) required to be filed by it. All such Tax Returns were true, correct and complete in all material respects and Kroll and each of its subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns. Each of Kroll and its subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. Except as set forth in Section 4.13 of the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no material security interests on any of the assets of Kroll or any of its subsidiaries that arose in connection with any failure to pay any Tax when due (taking into account relevant extensions), except with respect to such Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. There is no claim or dispute concerning any material Tax liability of Kroll or its subsidiaries claimed or raised by any Governmental Authority in writing. No issue has been raised in writing in any examination by any Governmental Authority with respect to Kroll or any subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material increase in Tax, in excess of that provided for in any reserve for Taxes, for any other period not so examined. Except as set forth in Section 4.13 of the Kroll Disclosure Schedule, all income Tax Returns required to be filed by or with respect to Kroll or any of its subsidiaries through the year 1999 have been examined by the Internal Revenue Service or other appropriate taxing authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the Internal Revenue Service or other appropriate taxing authority has expired (taking into account any extension or waiver thereof). All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in Kroll's financial statements in accordance with GAAP, and no issue or claim has been asserted in writing for material Taxes by any taxing authority for any prior period, other than those heretofore paid or properly provided for in Kroll's financial statements. Except as set forth in Section 4.13 of the Kroll Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of Kroll or any of its subsidiaries. Except as set forth in Section 4.13 to the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which Kroll is the common parent), (ii) has any liability for the Taxes of any person (other than Kroll and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, or (iii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. Kroll has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Kroll has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (b) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes.

          (c) "Taxes" means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

          4.14.  INTELLECTUAL PROPERTY.

          (a) For purposes of this Agreement, (i) "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) "Kroll Intellectual Property Right" means all Intellectual Property Rights owned or licensed by Kroll or any of its subsidiaries as of the date hereof that are used or held for use by Kroll or any of its subsidiaries.

          (b) Kroll and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. No Kroll Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Kroll or any of its subsidiaries or restricting the licensing thereof by Kroll or any of its subsidiaries to any Person (as defined in Section 5.3(b)(i)), except for (i) any restrictions imposed under those agreements pursuant to which the Kroll Intellectual Property Right is licensed, and (ii) any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Except as set forth in Section 4.14 of the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries is infringing on any other Person's Intellectual Property Rights and to the knowledge of Kroll no Person is infringing on any Kroll Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll, (i) neither Kroll nor any of its subsidiaries is a defendant in any action, suit, governmental investigation or proceeding relating to, or otherwise was notified in writing of, any claim alleging infringement by Kroll or any of its subsidiaries of any Intellectual Property Right and (ii) Kroll and its subsidiaries have no pending claim or suit for any continuing infringement by any other Person of any Kroll Intellectual Property Rights.

          4.15.  EMPLOYEE BENEFIT PLANS.

          (a) For purposes of this Section 4.15, the following terms have the definitions given below:

                 (i) "Controlled Group Liability" means any and all liabilities (A) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (E) under corresponding or similar provisions of foreign laws or regulations.

                 (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

                 (iii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                 (iv) "Plans" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Kroll or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Kroll or any of its subsidiaries or to which Kroll or any of its subsidiaries contributes or is obligated to contribute or could have any liability. Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

          (b) Section 4.15(b) to the Kroll Disclosure Schedule lists all material Plans and indicates those Plans that are subject to the laws of any jurisdiction outside the United States. With respect to each material Plan, Kroll has provided or will provide, promptly after the date hereof, to MMC a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any material notices provided either to any participants in any Plan or to any

Governmental Authority relative to any Plan in the past five years; and (vii) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents, there are no amendments to any Plan that have been adopted or approved, nor has Kroll or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "Qualified Plan"), and all applicable foreign qualifications or registration requirements have been satisfied in all material respects with respect to any Plan maintained outside the United States and any failure to comply with such qualifications or requirements would not result in a material liability to Kroll or its subsidiaries. To the knowledge of Kroll, there are no existing circumstances nor any events that have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

          (d) All material contributions required to be made by Kroll or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan (including any Plan subject to the laws of any jurisdiction outside the United States) by Applicable Laws or by the terms of any Plan and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not yet due, have been adequately accrued on Kroll's financial statements in accordance with GAAP.

          (e) Except as set forth in Section 4.15 to the Kroll Disclosure Schedule, Kroll and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans in all material respects. Each Plan has been operated in compliance with its terms in all material respects. There is not now, and to the knowledge of Kroll there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Kroll or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

          (f)    No Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a "Multiple Employer Plan"), nor has Kroll or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (g) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Kroll or any of its subsidiaries following the Closing.

Without limiting the generality of the foregoing, neither Kroll nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

          (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in
Section 4.15(h) to the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. Except as would not result in material liability, there has been no written communication to employees of Kroll or its subsidiaries that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

          (i) Except as disclosed in Section 4.15(i) to the Kroll Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Kroll or any of its subsidiaries (either alone or in conjunction with any other event) under any Plan.

          (j) Except as disclosed in Section 4.15(j) to the Kroll Disclosure Schedule, there are no pending, or, to the knowledge of Kroll, threatened, Actions (or to the knowledge of Kroll any pending or threatened investigations) (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of Kroll or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

          (k) Except as would not be expected to result in any material liability to Kroll, no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement or compensation of any amount paid or payable by Kroll or any of its subsidiaries has occurred within the last three fiscal years of Kroll.

          (l) Except as set forth in Section 4.15 to the Kroll Disclosure Schedule, Kroll and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws with respect to employment, employment practices, employee and independent contractor classification, labor relations, safety and health, wages, hours and terms and conditions of employment. Except as set forth in Section 4.15 to the Kroll Disclosure Schedule, Kroll and its subsidiaries have complied with their payment obligations to all employees of Kroll and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each Kroll policy, practice, agreement, plan, program or Applicable Laws in all material respects.

          4.16.  CONTRACTS; INDEBTEDNESS.

          (a) Except as set forth in Section 4.16(a) of the Kroll Disclosure Schedule or listed as an exhibit to the Kroll SEC Documents filed and publicly available prior to the date hereof (together, the "Material Contracts"), neither Kroll nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by, any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission). Each such Material Contract is a valid, binding and enforceable obligation of Kroll or its subsidiaries and, to Kroll's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except (i) where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll and (ii) to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Kroll has not received any written notice from any other party to any such Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew, any such Material Contract. As of the date hereof, all Material Contracts are either publicly filed with the Commission or Kroll has made, or will make promptly after the date hereof, true and correct copies of such contracts available to MMC. Neither Kroll nor any of its subsidiaries, and, to the knowledge of Kroll, no other party thereto, is in violation of or in default under any Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by Kroll or, to Kroll's knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

          (b) Except as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof, or as set forth in Section 4.16(b) of the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries is a party to or otherwise bound by (i) any agreement containing covenants purporting to limit in a manner that is material to Kroll and its subsidiaries taken as a whole the freedom of Kroll or any of its subsidiaries to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals, (ii) any agreement that, after the Effective Time, would have the effect of limiting in any material respect the freedom of MMC or any of its subsidiaries (other than Kroll and its subsidiaries) to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals, or (iii) any acquisition agreement containing "earn-out" or other contingent payment obligations that could result in payments by Kroll or any of its subsidiaries after the date hereof in aggregate amounts, with respect to a particular agreement, in excess of $2.5 million.

          (c) Section 4.16(c) of the Kroll Disclosure Schedule sets forth (i) a list, as of the date hereof, of each agreement, instrument and other obligation pursuant to which any indebtedness for borrowed money of Kroll or any of its subsidiaries in an aggregate principal amount in excess of $5 million is outstanding and (ii) as of March 31, 2004, the respective principal amounts outstanding thereunder, which principal amount outstanding shall, other than with respect to any revolving credit facilities or lines of credit, be equal to or less than such amount as of the date of this Agreement.

          4.17.  LABOR MATTERS.

          (a) Except as set forth in Section 4.17 to the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by Kroll or any of its subsidiaries or any persons otherwise performing services primarily for Kroll or any of its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Kroll or any of its subsidiaries, threatened, against Kroll or any of its subsidiaries, and neither Kroll nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2002. To the knowledge of Kroll or any of its subsidiaries, since January 1, 2002, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Kroll or any of its subsidiaries. Neither Kroll nor any of its subsidiaries is engaged in any unfair labor practice.

          (b) As of the date hereof, no executive officer or employee of Kroll earning in excess of $300,000 per year or any of its subsidiaries has given written notice to Kroll or any of its subsidiaries that any such employee intends to terminate his or her employment with Kroll or any of its subsidiaries.

          4.18.  CUSTOMER/SUPPLIER RELATIONSHIPS. Except as set forth in Section
4.18 to the Kroll Disclosure Schedule, since December 31, 2003, Kroll has not received written notice from (a) any customer of Kroll or any of its subsidiaries that it will stop or decrease purchasing services, materials or products from Kroll or such subsidiary to an extent that would be material to Kroll and its subsidiaries taken as a whole, or (b) any supplier or service provider of Kroll or any of its subsidiaries that it will stop or decrease the supply of materials, products or services to Kroll or such subsidiary to an extent that would be material to Kroll and its subsidiaries taken as a whole. In addition, to the knowledge of Kroll, no customer or supplier described in clause
(a) or (b) above is otherwise involved in a dispute with Kroll or any of its subsidiaries that is material to Kroll and its subsidiaries taken as a whole.
Section 4.18 of the Kroll Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2003 calendar year with respect to any contract with any customer or supplier involving payments in excess of $5.0 million per year. Section 4.18 of the Kroll Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2004 and the date of this Agreement with respect to any contract with any customer or supplier involving payments reasonably expected to be in excess of $5.0 million for the 2004 calendar year.

          4.19. ENVIRONMENTAL MATTERS. Except as set forth in Section 4.19 to the Kroll Disclosure Schedule and for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll: (a) the properties, operations and activities of Kroll and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and Environmental Permits (as defined below); (b) Kroll and its subsidiaries and the properties and operations of Kroll and its subsidiaries are not subject to any existing, pending or, to the knowledge of Kroll, threatened, Action (or to the knowledge of Kroll any pending or threatened investigation) by or before any Governmental Authority under any

Environmental Laws; and (c) there has been no release of any Hazardous Material (as defined below) into the environment by Kroll or its subsidiaries or in connection with their current or former properties or operations. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll, or as set forth on
Section 4.19 to the Kroll Disclosure Schedule, Kroll has no knowledge of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which would reasonably be expected to give rise to liability to Kroll or its subsidiaries under, or prevent compliance or continued compliance by Kroll or its subsidiaries with, any Environmental Laws. "Environmental Laws" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

          4.20. INSURANCE. Section 4.20 of the Kroll Disclosure Schedule sets forth a list of all material insurance policies maintained by Kroll or any of its subsidiaries which policies have been issued by insurers, which are reputable and provide coverage for the operations conducted by Kroll and its subsidiaries of a scope and coverage consistent with customary industry practice.

          4.21. OPINION OF FINANCIAL ADVISOR. The Kroll Board has received the oral opinion (to be subsequently confirmed in writing) of Goldman, Sachs & Co., Kroll's financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Kroll Stockholders pursuant to this Agreement is fair to the Kroll Stockholders from a financial point of view. Kroll shall provide a complete and correct signed copy of such opinion to MMC as soon as practicable after the date of this Agreement.

          4.22. BOARD RECOMMENDATION; REQUIRED VOTE. The Kroll Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Kroll Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the Kroll Stockholders approve and adopt this Agreement and the Merger (the "Kroll Board Recommendation"), PROVIDED that any withdrawal, modification or qualification of such recommendation in accordance with Section 1.6(c) shall not be deemed a breach of this representation. The affirmative vote of holders of a majority of the outstanding shares of Kroll Common Stock to adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Kroll necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

          4.23. SECTION 203 OF THE DGCL. Prior to the date of this Agreement, the Kroll Board has taken all action necessary, assuming the accuracy of the representation given by MMC and Merger Sub in Section 3.8, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Support Agreement or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Kroll Stockholders or the Kroll Board. To Kroll's knowledge, no other state takeover statute is applicable to the Merger.


                                   ARTICLE V

                            COVENANTS OF THE PARTIES

          The parties hereto agree that:

          5.1.   MUTUAL COVENANTS.

          (a) REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, Kroll and MMC will use (and will cause their respective subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of Kroll and its subsidiaries.

          (b)    HSR ACT.

                 (i) Kroll and MMC shall, promptly after the execution and delivery of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period) and shall file promptly with the appropriate Governmental Authorities all notifications required under applicable Foreign Antitrust Laws. Each of Kroll and MMC shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary material as may be requested pursuant to the HSR Act or Foreign Antitrust Laws.

                 (ii) Each party hereto, through outside counsel, will (A) promptly notify every other party hereto of any written communication to that party from any Governmental Authority concerning this Agreement or the transactions contemplated hereby and, if practicable, permit each other party's counsel to review in advance any proposed written communication to any such Governmental Authority concerning this Agreement or the transactions contemplated hereby and incorporate each other party's reasonable comments; (B) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party's counsel in advance, and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend and (C) furnish to each other party's counsel copies of all correspondence, filings, and written communications between them and their respective representatives on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement or the transactions contemplated hereby.

          (c) PUBLIC ANNOUNCEMENTS. MMC and Kroll will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

          (d) CONVEYANCE TAXES. Kroll and MMC shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          (e) NOTICE OF CERTAIN EVENTS. Each of the Kroll and MMC shall promptly notify the other of:

                 (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if such consent would be material to such transactions;

                 (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                 (iii) any actions, suits, claims, investigations or proceedings commenced after the date hereof or, to its knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting Kroll, MMC or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger.

          5.2.   COVENANTS OF MMC.

          (a)    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                 (i) All rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of the current or former directors or officers of Kroll and its subsidiaries (such persons, "Indemnified Persons"), as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of Kroll or any of its subsidiaries listed on Schedule 5.2(a)(i) of the Kroll Disclosure Schedule shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner. The Surviving Corporation shall cooperate in the defense of any such matter. From and after the Effective Time, MMC shall cause the Surviving Corporation to indemnify, defend and hold harmless and advance expenses, to the fullest extent permitted by the DGCL and other Applicable Laws, the present and former officers and directors of Kroll or any of its subsidiaries in their capacities as such against all losses, expenses, claims, damages or liabilities arising out of the actions or omissions relating to the transactions contemplated hereby.

                 (ii) MMC shall or shall cause the Surviving Corporation to obtain and maintain in effect, including through its existing insurance program, for a period of not less than six years after the Effective Time, policies of directors' and officers' liability insurance on behalf of the officers and directors of Kroll currently covered by Kroll's directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing terms and conditions not less advantageous in the aggregate to those officers and directors than the coverage and terms and conditions of Kroll's existing directors' and officers' policy; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Kroll and its subsidiaries as of the date hereof for such insurance, then MMC shall or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

                 (iii) The parties agree that the provisions of this Section 5.2(a) are (A) intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and each Indemnified Person's heirs and representatives and (B) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The parties agree that in the event that the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made by such person so that the successors and assigns of the Surviving Corporation assume the obligations of the parties and the Surviving Corporation set forth in this Section. In the event that the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, MMC shall take such action as may be necessary to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy the indemnification obligations set forth in this Section will not be diminished in any material respect.

          (b)    EMPLOYEES AND EMPLOYEE BENEFITS.

                 (i) MMC will cause the Surviving Corporation to honor the obligations of Kroll and any of its subsidiaries as of the Effective Time under the provisions of all Plans and employment agreements to which Kroll is a party, PROVIDED that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such Plans or employment agreements to the extent permitted by the applicable terms of such Plan or employment agreement.

                 (ii) For 18 months following the Effective Time, MMC shall provide Kroll employees with a comprehensive employee benefits program substantially similar in the aggregate to employee benefits currently provided to Kroll Employees. For purposes of this Section 5.2(b), "Kroll Employees" means individuals who are, as of the Effective Time, employees of Kroll not subject to collective bargaining agreements and who following the Effective Time continue such employment with Kroll, MMC or their respective subsidiaries.

          5.3.   COVENANTS OF KROLL.

          (a) CONDUCT OF KROLL'S OPERATIONS. From the date hereof until the Effective Time, except as contemplated by this Agreement, Kroll shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business substantially consistent with past practice and Kroll shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of MMC or as contemplated by this Agreement or as set forth in the Kroll Disclosure Schedule, from the date hereof until the Effective Time, Kroll shall not:

                 (i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Kroll capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Kroll to its parent), or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Kroll capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Kroll capital stock or that of its subsidiaries, (C) grant any person any right or option to acquire any shares of Kroll capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of Kroll capital stock or that of its subsidiaries, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Kroll capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Kroll capital stock or such securities (except pursuant to (1) the exercise of Kroll Options that are outstanding as of the date of this Agreement and in accordance with the existing terms of such Kroll Options, (2) the vesting of any restricted stock outstanding as of the date of this Agreement, (3) issuances of shares of Kroll Common Stock under the ESPP or (4) issuances of shares of Kroll Common Stock upon conversion of convertible notes outstanding as of the date of this Agreement) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Kroll capital stock or that of its subsidiaries;

                 (ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of its property or assets (including stock or other ownership interests of its subsidiaries) (collectively, "Transfers"), other than (A) Transfers in the ordinary course of business consistent with past practice, and (B) Transfers of property and/or assets with a fair market value not greater than $2.0 million individually and $5.0 million in the aggregate;

                 (iii) make or propose any changes in the Kroll Certificate or the Kroll Bylaws or the organizational documents of any subsidiary;

                 (iv) (A) merge or consolidate with any other person or (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, other than, with respect to clause (A), mergers or consolidations consummated to effectuate an acquisition pursuant to clause (v) immediately below;

                 (v) acquire assets or capital stock of any other person, other than acquisitions for consideration not in excess of $5.0 million individually or $10.0 million in the aggregate;

                 (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity (not including direct or indirect wholly owned subsidiaries of Kroll), other than in the ordinary course of business, consistent with past practice, and not, in any case, in an aggregate amount in excess of $5.0 million;

                 (vii) (A) create any subsidiaries, other than, with respect to this clause (A), as permitted pursuant to clauses (iv) and (v) above or (B) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries, other than, with respect to this clause (B), in connection with the winding up of inactive subsidiaries of Kroll;

                 (viii) (A) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement, except for increases to base salary in the ordinary course of business consistent with past practices for employees of Kroll who earn less than $250,000 per year and other than as provided in clause
(D) below, (B) except as otherwise provided in Section 2.3(a), otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any subsidiary, or otherwise pay any amounts not due such individual, including without limitation, with respect to severance, (C) enter into any new or amend any existing employment or consulting agreement with any director or officer of Kroll or any individual listed on Section 5.3(a)(viii) of the Kroll Disclosure Schedule (such directors, officers and individuals, taken together, the "Key Kroll Individuals"), (D) without the prior written consent of MMC (not to be unreasonably withheld or delayed), enter into any new or amend any existing employment or consulting agreement with any employee, consultant or service provider or hire or retain the services of any such person if the compensation (base salary and any guaranteed and/or signing bonuses) shall exceed $250,000, provided that this clause (D) shall not apply to the Key Kroll Individuals, or (E) establish, adopt or enter into any collective bargaining agreement, except in each of clauses (A), (B), and (E) as may be required to comply with Applicable Law, any Plans or existing contractual arrangements;

                 (ix) except as permitted under clause (viii) above or as contemplated by this Agreement, enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

                 (x) change in any material respect any method or principle of Tax or financial accounting, except to the extent required by GAAP or Applicable Law as advised by Kroll's regular independent tax advisors or accountants;

                 (xi) renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of Kroll and its subsidiaries, or, after the Effective Time, MMC or its subsidiaries;

                 (xii) settle or compromise any material Actions or investigations, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims;

                 (xiii) (A) enter into any contract that would constitute a Material Contract, or (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract;

                 (xiv) renew, enter into, amend or waive any material right under any contract with, or loan to, any affiliate of Kroll (other than its direct or indirect wholly owned subsidiaries);

                 (xv) incur or commit to any capital expenditures in excess of $2.5 million individually or $10.0 million in the aggregate;

                 (xvi) take any action intended to result in a material breach of any representation or warranty of Kroll set forth in Article IV;

                 (xvii) make, revoke or amend any material Tax election, enter into any closing agreement, settle or compromise any material claim or assessment with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with MMC, file any material Tax Returns (including any amended Tax Returns);

                 (xviii) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of clauses (ii), (v), (vi) and (xv) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by Kroll and its subsidiaries taken as a whole); or

                 (xix) agree in writing or otherwise to take any of the foregoing actions.

          (b)    ACQUISITION PROPOSALS.

                 (i) Kroll shall not, nor shall it permit any of its subsidiaries to, nor shall it permit any director, officer or key employee of Kroll or any of its subsidiaries, agents or representatives (including any investment banker, attorney or accountant ("Representatives") retained by it or any of its subsidiaries) to, directly or indirectly, (A) initiate, solicit or encourage any inquiries with respect to, or the making of, an Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature (each, a "Person") relating to an Acquisition Proposal,
(C) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

                 (ii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Kroll or the Kroll Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; PROVIDED, HOWEVER, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the Kroll Board or the Kroll Board Recommendation in a manner adverse to MMC, MMC shall have the right to terminate this Agreement to the extent set forth in Section 7.4(a) of this Agreement.

                 (iii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Kroll or any officer, director, key employee or Representative of Kroll or any of its subsidiaries acting on behalf of or at the direction of Kroll or any of its subsidiaries, or the Kroll Board from at any time prior to, but not after, the time this Agreement is adopted by the Kroll Stockholders at the Kroll Stockholders Meeting, (A) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal that is not made in violation of Section 5.3(b)(i) if the Kroll Board receives from such Person an executed confidentiality agreement on customary terms no less favorable to Kroll than the Confidentiality Agreement, dated as of April 14, 2004, between Kroll and MMC (the "Confidentiality Agreement"); or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the Kroll Stockholders, if and only to the extent that, (1) in each such case referred to in clause (A) or
(B) above, the Kroll Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law, (2) in the case of clause (A) above, the Kroll Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such Acquisition Proposal would result in a Superior Proposal; and (3) in the case of clause (B) above, the Kroll Board determines in good faith that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal and MMC shall have received written notice (the "Superior Proposal Notice") of Kroll's intention to take the action referred to in clause (B) at least three business days prior to the taking of such action by Kroll (the "Waiting Period"); PROVIDED, that the Kroll Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by MMC after its receipt of the Superior Proposal Notice (with respect to which modifications Kroll and MMC shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal. If the Kroll Board recommends an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) above, MMC shall be entitled to terminate this Agreement pursuant to Section 7.4(a) of the Agreement.

                 (iv) Kroll agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. Kroll agrees that it will use reasonable best efforts to promptly inform the officers, directors, key employees and Representatives of Kroll and its subsidiaries of the obligations undertaken in this Section 5.3(b). Kroll also agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided (to any Person other than the parties hereto) during the 18 months prior to the date of this Agreement by it, its subsidiaries or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.

                 (v) From and after the execution of this Agreement, Kroll shall promptly, orally notify MMC of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Kroll shall provide to MMC written notice of any such inquiry, proposal or offer within 24 hours of such event. Kroll shall keep MMC informed orally on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Kroll shall provide to MMC written notice of any such material developments within 24 hours. Kroll also agrees to provide any information to MMC that it is providing to another Person pursuant to this Section 5.3(b) at substantially the same time it provides such information to such other Person, unless MMC has already been provided such information.

                 (vi) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(b) by any officer, director or key employee of Kroll or any of its subsidiaries or any Representative of Kroll or any of its subsidiaries, whether or not such Person is purporting to act on behalf of Kroll or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(b) by Kroll.

                 (vii) Notwithstanding anything to the contrary contained herein, this Agreement shall be submitted to the Kroll Stockholders for the purpose of approving this Agreement and the Merger, regardless of the recommendation or any change in the recommendation of the Kroll Board with respect thereto.

                 (viii)   For purposes of this Agreement:

          (A) "Acquisition Proposal" means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Kroll, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Kroll, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Kroll and its subsidiaries taken as a whole (including stock of the subsidiaries of Kroll).

          (B) "Superior Proposal" means a bona fide written Acquisition Proposal (except that references in the definition of "Acquisition Proposal" to "15%" shall be replaced by "50%") made by a Person other than a party hereto that is on terms that the Kroll Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including the timing of consummation) and the likelihood of obtaining financing and satisfying other conditions would, if consummated, result in a transaction more favorable to the Kroll Stockholders from a financial point of view than the transaction contemplated by this Agreement.

          (c) THIRD PARTY STANDSTILL AGREEMENTS. Subject to Section 5.3(b)(iii)(A), during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement: (i) Kroll shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving MMC or its subsidiaries); and (ii) Kroll shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such confidentiality or standstill agreements, including, if so requested by MMC and at MMC's expense, seeking injunctions to prevent any breaches of such agreements and seeking to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

          (d) ACCESS. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Kroll shall (i) give MMC, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Kroll and its subsidiaries, (ii) furnish to MMC, its counsel, financial advisors, auditors and other authorized representatives to the extent reasonably available such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, furnishing to MMC Kroll's financial results in advance of filing any Kroll SEC Documents containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Kroll and its subsidiaries to cooperate in all reasonable respects with MMC in its investigation of Kroll and its subsidiaries. Any investigation pursuant to this
Section 5.3(d) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Kroll and its subsidiaries. No information or knowledge obtained by MMC in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Kroll hereunder. Notwithstanding anything to the contrary in this Agreement, Kroll shall not be required to provide any information or access that it reasonably believes would violate Applicable Law, rules or regulations or the terms of any confidentiality obligation by which it is bound, or cause forfeiture of attorney/client privilege.

          (e) TERMINATION OF KROLL CREDIT AGREEMENT. Prior to the Effective Time, Kroll (i) shall repay in full any amounts outstanding under the $25 million Credit Agreement, dated as of March 6, 2003, between Kroll as borrower and Fleet National Bank as lender (the "Kroll Credit Agreement"), and (ii) shall have received evidence reasonably satisfactory to MMC (including UCC termination statements, release letters and other appropriate documentation from Fleet National Bank) of the release or termination of (A) all liens, pledges, security interests, claims or other encumbrances on any assets of Kroll or its subsidiaries, (B) all pledges on the stock of any subsidiaries of Kroll, and (C) all guarantees by Kroll or any of its subsidiaries, in each case arising under or pursuant to the Kroll Credit Agreement and any related documents.

          (f) SUPPLEMENTAL INDENTURE. Promptly following the Effective Time, MMC shall, or shall cause the Surviving Corporation to, execute, in accordance with Section 9.14 of the Indenture, dated as of January 2, 2004, between Kroll as issuer and The Bank of New York as trustee (the "Indenture"), a supplemental indenture thereto, and mail notice of the execution of such supplemental indenture to holders of notes thereunder in accordance with the terms of the Indenture.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

          6.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Kroll, MMC and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

          (a) This Agreement shall have been approved and adopted by the Kroll Stockholders in accordance with Applicable Law, the Kroll Certificate and the Kroll Bylaws.

          (b) The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

          (c) All other requisite approvals and consents under applicable Foreign Antitrust Laws shall have been obtained.

          (d) No provision of any Applicable Law and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger.

          6.2. CONDITIONS TO OBLIGATIONS OF MMC AND MERGER SUB. The obligation of MMC and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by MMC at or prior to the Closing of the following conditions:

          (a) The representations and warranties set forth in Article IV (other than in the case of the representations and warranties contained in Section 4.4(a), Section 4.4(b) and Section 4.12(a)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          (b) The representations and warranties set forth in Section 4.4(a) and Section 4.4(b) shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date).

          (c) The representation set forth in Section 4.12(a) shall be true and correct in all respects on the date hereof and on the Closing Date as if made on and as of such dates.

          (d) Kroll shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" or "Material Adverse Effect," in which case Kroll shall have performed and complied with all of such covenants in all respects through the Closing.

          (e) Kroll shall have delivered to MMC a certificate duly executed by an authorized officer on behalf of Kroll to the effect that each of the conditions specified above in Sections 6.2(a) through (d) is satisfied in all respects.

          6.3. CONDITIONS TO OBLIGATION OF KROLL. The obligation of Kroll to consummate the Merger shall also be subject to the satisfaction or waiver by Kroll at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties set forth in Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          (b) MMC and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" or "Material Adverse Effect," in which case MMC and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

          (c) MMC shall have delivered to Kroll a certificate executed by an authorized officer on behalf of MMC to the effect that each of the conditions specified above in Sections 6.3(a) through (b) is satisfied in all respects.


                                  ARTICLE VII

                         TERMINATION; FEES AND EXPENSES

          7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Kroll Stockholders referred to in Section 6.1(a), by mutual written consent of Kroll and MMC by action of their respective Boards.

          7.2. TERMINATION BY EITHER MMC OR KROLL. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of either MMC or Kroll if (a) the Merger shall not have been consummated by November 30, 2004 (the "Termination Date"), whether such date is before or after the date of the adoption of this Agreement by the Kroll Stockholders; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date, (b) the adoption by the Kroll Stockholders required by Section 6.1(a) shall not have been obtained at the Kroll Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

          7.3. TERMINATION BY KROLL. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Kroll Stockholders referred to in Section 6.1(a), by action of the Kroll Board (a) if there has been a breach of any representations, warranties, covenants or agreements made by MMC or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Kroll of such breach or failure (or such longer period during which MMC or Merger Sub exercises reasonable best efforts to cure), or (b) in order to enter into an agreement with respect to a Superior Proposal if Kroll has taken the action referred to in Section 5.3(b)(iii)(B) and has otherwise complied with its obligations under Section 5.3(b) of the Agreement as they pertain to the Acquisition Proposal that is the subject of the Superior Proposal Notice; PROVIDED, HOWEVER, that prior to any termination pursuant to this Section 7.3(b), (i) the Waiting Period shall have elapsed, and (ii) Kroll shall have paid the Termination Fee and Expenses in accordance with Section 7.6.

          7.4. TERMINATION BY MMC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Kroll Stockholders referred to in Section 6.1(a), by action of the MMC Board (a) if the Kroll Board shall have withdrawn, qualified or modified its approval of this Agreement or the Kroll Board Recommendation in a manner adverse to MMC, or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger) or shall have resolved to do any of the foregoing, or (b) if there has been a breach of any representation, warranty, covenant or agreement made by Kroll in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from MMC of such breach or failure (or such longer period during which Kroll exercises reasonable best efforts to cure).

          7.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the provisions of this Section 7.5 and Section 7.6; PROVIDED, HOWEVER, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

          7.6.   FEES AND EXPENSES.

          (a)    In the event that:

                 (i) (A)(1) MMC shall have terminated this Agreement pursuant to Section 7.4(b) by reason of Kroll's intentional or reckless breach of any representation, warranty, covenant or agreement or (2) MMC or Kroll shall have terminated this Agreement pursuant to Section 7.2(b), (B) at or prior to the time of such breach in the case of clause (A)(1) or at or prior to the Kroll Stockholders Meeting in the case of clause (A)(2), any Person (other than MMC, Merger Sub or their respective affiliates) shall have made (or publicly disclosed its intention to make) and not withdrawn an Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Acquisition Proposal, a "Covered Proposal"), and (C) within nine (9) months of termination of this Agreement, Kroll enters into an agreement with respect to a Covered Proposal; or

                 (ii)    MMC shall have terminated this Agreement pursuant to
Section 7.4(a); or

                 (iii)   Kroll shall have terminated this Agreement pursuant to
Section 7.3(b),

then, in any such event, Kroll shall pay to MMC a termination fee in cash of $60 million (the "Termination Fee"). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the date on which Kroll enters into an agreement with respect to a Covered Proposal, (y) in the case of clause (ii) above, on the second business day after the date that the Agreement is terminated, and (z) in the case of clause (iii) above, immediately prior to the termination of the Agreement, in each case payable by wire transfer of same day funds.

          (b)    Upon the termination of this Agreement:

                 (i)     by MMC pursuant to Section 7.4(a);

                 (ii) by MMC pursuant to Section 7.4(b), PROVIDED that if the termination pursuant to Section 7.4(b) is by reason of a breach of a representation or warranty, such breach of the representation or warranty by Kroll shall have been made on the date of this Agreement and such breach shall have been actually known at that time to a senior executive of Kroll and PROVIDED, FURTHER that at the time that MMC terminates this Agreement pursuant to Section 7.4(b) Kroll shall not have been entitled to terminate this Agreement pursuant to Section 7.3(a);

                 (iii) by Kroll pursuant to Section 7.2(a) if on or prior to the time of such termination pursuant to Section 7.2(a) any Person (other than MMC, Merger Sub or their respective affiliates) shall have made (or publicly disclosed its intention to make) and not withdrawn an Acquisition Proposal;

                 (iv)    by MMC or Kroll pursuant to Section 7.2(b); or

                 (v)     by Kroll pursuant to Section 7.3(b),

then, in any such event, Kroll shall pay to MMC and Merger Sub all of the expenses actually incurred by MMC or Merger Sub in connection with this Agreement and the proposed Merger up to a maximum amount of $5.0 million (the "Expenses"). Any Expenses that become payable shall be paid (x) in the case of clauses (i) through (iv) above on the date of termination of the Agreement, and
(y) in the case of clause (v) above, immediately prior to the termination of the Agreement, in each case payable by wire transfer of same day funds.

          (c)    Kroll acknowledges that the agreements contained in this
Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MMC would not enter into this Agreement; accordingly, if Kroll fails to promptly pay any amount due pursuant to this Section 7.6, and, in order to obtain such payment, MMC commences a suit that results in a judgment against Kroll for the fees set forth in this Section
7.6 or any portion of such fees, Kroll shall pay to MMC its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

          (d) Except as specifically provided in this Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with Commission filings relating to the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by MMC and Kroll.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger.

          8.2. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

          (a)    if to MMC or Merger Sub:

                 Marsh & McLennan Companies, Inc.
                 1166 Avenue of the Americas
                 New York, NY  10036-2774
                 Attention:  William L. Rosoff, Esq.
                 Telecopy No.:  (212) 345-5808

                 with a copy to

                 Andrew R. Brownstein, Esq.
                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, NY  10019
                 Telecopy No.:  (212) 403-2000

          (b)    if to Kroll:

                 Kroll Inc.
                 900 Third Avenue
                 New York, NY  10022
                 Attention:  Sabrina H. Perel, Esq.
                 Telecopy No.:  (212) 750-5628

                 with a copy to

                 Victor I. Lewkow, Esq.
                 Cleary, Gottlieb, Steen & Hamilton
                 One Liberty Plaza
                 New York, NY  10006
                 Telecopy No.:  (212) 225-3999

                 with a copy to

                 Peter Kolevzon, Esq.
                 Kramer Levin Naftalis & Frankel LLP
                 919 Third Avenue
                 New York, NY  10022
                 Telecopy No.:  (212) 715-8000

          8.3. INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." For the purposes of this Agreement, "Material Adverse Effect" with respect to any party hereto means any event, change, circumstance, effect or state of facts that (a) is a material adverse effect on the business, results of operations or financial condition of such party hereto and its subsidiaries taken as a whole, other than any event, change, circumstance, effect or state of facts that results from or arises out of (i) any outbreak of hostilities, terrorism or war or (ii) changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; or (b) has a material adverse effect on its ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, a "subsidiary," when used with respect to any party hereto, means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such party. Information disclosed in one section of the Kroll Disclosure Schedule shall be integrated into another section of the Kroll Disclosure Schedule without the necessity of a cross-reference to the extent its applicability thereto is readily apparent.

          8.4. COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

          8.5. ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.

          8.6. THIRD-PARTY BENEFICIARIES. Except for the agreement set forth in Sections 2.2 and 5.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

          8.7. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement, and the Confidentiality Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

          8.8.   CONSENT TO JURISDICTION; VENUE.

          (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party.

Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

          8.9. SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, PROVIDED that such party hereto was not in material default hereunder at the time of the other party's material breach of the Agreement. The parties hereto agree that if MMC, Merger Sub or Kroll shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

          8.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          8.11. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the Kroll Stockholders; PROVIDED, HOWEVER, that after any such approval, no amendment shall be made that by law requires further approval by the Kroll Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.12. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          8.13. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, MMC, Merger Sub and Kroll have signed this Agreement as of the date first written above.

                                           MARSH & McLENNAN COMPANIES, INC.


                                           By: /s/ William Rosoff
                                              ----------------------------------
                                              Name:  William Rosoff
                                              Title: Senior Vice President &
                                                       General Counsel


                                           KING MERGER CORP.


                                           By: /s/ Ray J. Groves
                                              ----------------------------------
                                              Name:  Ray J. Groves
                                              Title: President


                                           KROLL INC.


                                           By: /s/ Michael G. Cherkasky
                                              ----------------------------------
                                              Name:  Michael G. Cherkasky
                                              Title: President & Chief Executive
                                                       Officer